EXHIBIT 4.1
EXECUTION COPY
SECOND AMENDED AND RESTATED WARRANT AGREEMENT
This Second Amended and Restated Warrant Agreement (this “Warrant Agreement”) is made as of September 27, 2010 between Western Liberty Bancorp (formerly known as Global Consumer Acquisition Corp.), a Delaware corporation, with offices at 1370 Avenue of the Americas, 28th Floor, New York, New York 10019 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”), and amends and restates in its entirety that certain Amended and Restated Warrant Agreement, dated as of July 20, 2009, as amended by that certain Amendment No. 1, dated as of October 7, 2009, each between the Company and the Warrant Agent (as amended, the “Prior Warrant Agreement”).
WHEREAS, the Company currently has outstanding 31,948,850 registered and publicly-traded warrants (the “Public Warrants”) and 16,118,908 unregistered private warrants (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) each of such Warrants evidencing the right of the holder thereof to purchase one share of common stock, par value $.0001 per share, of the Company (the “Common Stock”) for the Public Warrants and the Private Warrants;
WHEREAS, the Company has entered into an Agreement and Plan of Merger with WL-S1 Interim Bank, a Nevada corporation, Service1st Bank of Nevada (“Service1st”), and Curtis W. Anderson, as representative of the former stockholders of Service1st, as amended on June 21, 2010 (as so amended, the “Service1st Merger Agreement”), which provides for the merger of WL-S1 Interim Bank with and into Service1st, with Service1st being the surviving entity and becoming the Company’s wholly-owned subsidiary. The transaction contemplated by the Service1st Merger Agreement is referred to herein as the “Acquisition”;
WHEREAS, the Company desires the Warrant Agent to continue to act on behalf of the Company, and the Warrant Agent is willing to so continue to act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;
WHEREAS, in order to assist the Company in gaining the requisite approval of certain government agencies in connection with the Acquisition, the Company and the registered holders of at least a majority of the presently outstanding Warrants (the “Consenting Holders”) have agreed to amend and restate the Prior Warrant Agreement pursuant to that certain Letter Agreement, dated as of September 23, 2010, between the Company and the Consenting Holders; and
WHEREAS, pursuant to Section 9.9 of the Prior Warrant Agreement, the Company and the Consenting Holders wish to amend and restate the Prior Warrant Agreement in accordance with the terms and provisions hereof, and have directed the Warrant Agent to execute this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1. Appointment of Warrant Agent. The Company previously appointed the Warrant Agent to act as agent for the Company for the Warrants. The Company hereby agrees to continue its appointment of the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such continued appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.
Section 2. Warrants.
2.1 Form of Warrant. Each Warrant shall remain issued in registered form only and, due to the automatic exercise of all Warrants in accordance with Section 3.1 below, and since this Warrant Agreement shall not become operative in accordance with Section 7.11 below until such date as the Acquisition is consummated (the “Automatic Exercise Date”), each Warrant shall remain substantially in the form described in the Prior Warrant Agreement, and no new Warrant Certificates will be issued upon the operative date of this Warrant Agreement. Any inconsistencies between the terms on the face of each outstanding Warrant and the terms of this Warrant Agreement on or after the Automatic Exercise Date shall be resolved in favor of the terms of this Warrant Agreement.
2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3 Registration.
2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of the original issuance and transfers of the Warrants. The Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
Section 3. Terms and Exercise of Warrants.
3.1 Automatic Exercise. On the Automatic Exercise Date, and without payment by any Warrant holder of cash or any other consideration to the Company whatsoever, each Warrant will automatically and immediately convert into one thirty-second (1/32) of one share of Common Stock (meaning that each Warrant holder shall receive one (1) share of Common Stock for every thirty two (32) Warrants in the conversion). In addition, in consideration of the amendments to Prior Agreement contained in this Warrant Agreement, the Company shall pay each Warrant holder, regardless of whether such holder is a Consenting Holder, $0.06 in cash for each Warrant (the “Consent Fee”) (meaning that a Warrant holder shall receive a $1.92 Consent Fee for every thirty-two (32) Warrants held on the Automatic Exercise Date).

3.2 Duration of Warrants. For the avoidance of any doubt, and subject to Section 7.11, all of the Warrants shall automatically be exercised into shares of Common Stock and subsequently canceled on the Automatic Exercise Date.
3.3 Exercise of Warrants.
3.3.1 Payment. Subject to Section 3.3.2 below, each Warrant holder’s Warrants shall automatically be converted into shares of Common Stock, and each Warrant holder shall receive the Consent Fee, on the Automatic Exercise Date, and such Warrant holder shall not be required to take any further action, including any payment of cash or other consideration to the Company or the Warrant Agent whatsoever.
3.3.2 Issuance of Certificates. As soon as practicable after the automatic exercise Warrants in accordance with Section 3.1 above, the Company shall issue to the registered holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it; provided, however, that each certificate representing such shares of Common Stock issued shall bear a legend substantially in the form of Exhibit A hereto until such time as a prospectus relating to such shares of Common Stock is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such shares of Common Stock on the Automatic Exercise Date in accordance with Section 5.4 below. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. Other than as set forth Section 5.4 below, in no event shall the registered holder of a share of Common Stock into which a Warrant was exercised be entitled to receive any monetary damages if such share of Common Stock has not been registered by the Company pursuant to an effective registration statement.
3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.
3.3.4 Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was automatically exercised, irrespective of the date of delivery of such certificate, except that, if the date of such exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.5 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon automatic exercise of Warrants. Any Warrants that would entitle a holder thereof to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock on the Automatic Exercise Date shall be cancelled on the Automatic Exercise Date; provided, however, that the Company shall pay the Consent Fee in connection with all such cancelled Warrants.
3.4 Adjustments. If, prior to the Automatic Exercise Date, and subject to the provisions of Section 3.3.5 above, the number of outstanding shares of Common Stock of the Company is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then the number of shares of Common Stock issuable upon automatic exercise of each Warrant on the Automatic Exercise Date shall be increased in proportion to such increase in outstanding shares of Common Stock. If, prior to the Automatic Exercise Date, and subject to the provisions of Section 3.3.5 above, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then the number of shares of Common Stock issuable upon automatic exercise of each Warrant on the Automatic Exercise Date shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
3.5 Form of Warrant. The Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
Section 4. Transfer and Exchange of Warrants.
4.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.
4.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

4.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.
4.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.
4.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 4.5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
Section 5. Other Provisions Relating to Rights of Holders of Warrants.
5.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
5.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
5.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.
5.4 Registration of Common Stock. The Company agrees that, as promptly as practicable but in no event later than thirty (30) days after the Automatic Exercise Date (the “Registration Statement Filing Deadline”), it shall file with the SEC a registration statement (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Act”), of, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon automatic exercise of the Warrants. Furthermore, if, prior to the filing of the Registration Statement with the SEC, the Company proposes to register any of its securities (other than the Common Stock issuable upon automatic exercise of the Warrants) under the Act, whether or not for sale for its own account (other than pursuant to Form S-4 or Form S-8 or any successor or similar forms), the Company shall use such registration statement for the registration under the Act of all of the shares of Common Stock issuable upon automatic exercise of the Warrants, and such registration statement shall be deemed the Registration Statement for purposes of this Section 5.4. Upon filing of the Registration Statement, the Company shall take all additional actions necessary or appropriate to cause the Registration Statement to become and to remain effective, and to cause a current prospectus to be and remain available for delivery in connection with such Common Stock. The Company will take all actions necessary or appropriate to cause the Common Stock issuable upon automatic exercise of the Warrants to become listed on a nationally-recognized exchange on the 180th day following the Automatic Exercise Date. In addition, the Company agrees to use commercially reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising Warrant holders to the extent an exemption is not available. The Company agrees to make a payment to each holder of such shares of Common Stock in an amount equal to $0.12 per share of Common Stock held by such holder if, and only if, it fails to timely file with the SEC the Registration Statement by the Registration Statement Filing Deadline. Such payment, if any, shall be made by no later than thirty (30) days after the Registration Statement Filing Deadline. The Company further agrees to make an additional payment to each holder of such shares of Common Stock in an amount equal to $0.18 per share of Common Stock held by such holder on the 180th day following the Automatic Exercise Date, if, and only if, on such date the Registration Statement is not effective. Such payment shall only be made to holders of Common Stock issued upon automatic exercise of the Warrants who held such shares of Common Stock as of the Automatic Exercise Date, and only with respect to the number of shares of Common Stock issued upon automatic exercise of the Warrants held by such holders as of the date such additional payment, if any, becomes due. Such payments shall be in addition to all other rights and remedies of the holders of the Warrants or the Common Stock issuable upon automatic exercise of the Warrants in connection with the Company’s covenants under this Agreement, including the right to seek specific performance of the covenants set forth in this Section 5.4 and to seek all other remedies at law or in contract in connection with a breach of such covenants.
Section 6. Concerning the Warrant Agent and Other Matters.
6.1 Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.
6.2 Resignation, Consolidation, or Merger of Warrant Agent.
6.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.
6.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.
6.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.
6.3 Fees and Expenses of Warrant Agent.
6.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
6.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

6.4 Liability of Warrant Agent.
6.4.1 Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chairman of the Board or President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.
6.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.
6.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.
6.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.
Section 7. Miscellaneous Provisions.
7.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one business day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by facsimile transmission, on the second business day after such facsimile is transmitted, in each case as follows:
If to the Warrant Agent, to:
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attn: Compliance Department
Fax: (212) 616-7620
If to the Company, to:
Western Liberty Bancorp
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Attn: George A. Rosenbaum, Jr., Chief Financial Officer
Fax: (212) 445-7800
With a copy to:
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Attn: Jeffrey A. Horwitz, Esq.
Fax: (212) 969-2900
7.3 Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
7.4 Waiver of Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Warrant Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.
7.5 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation, other than the parties hereto and the registered holders of the Warrants, any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

7.6 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.
7.7 Counterparts; Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.
7.8 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.
7.9 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, shall require the written consent of each of the registered holders of a majority of the then outstanding Warrants.
7.10 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
7.11 Effective Date; Operative Date. This Warrant Agreement shall be deemed effective upon the execution hereof; provided, however, that the amendments to the Prior Warrant Agreement contained in this Warrant Agreement will not be operative until (i) receipt by the Warrant Agent and the Company of (x) the consent of the applicable registered holder(s) of each Consenting Holder’s Warrants to the amendments to the Prior Warrant Agreement as set forth in this Warrant Agreement and (y) certification to the Warrant Agent and the Company from such registered holder(s) as to the positions held by each of the Consenting Holders, (ii) receipt by the Company of final regulatory approval of the Acquisition from the Federal Deposit Insurance Corporation, the Nevada Division of Financial Institutions and the Federal Reserve Board, which shall not occur later than October 12, 2010, and (iii) the consummation of the Acquisition; provided further, however, that the amendments to the Prior Warrant Agreement contained in this Warrant Agreement will not become operative unless all of the conditions set forth in the preceding proviso are satisfied on or before November 12, 2010, which is the date on which the Service1st Merger Agreement may expire or be terminated by either party thereto (the “Expiration Date”), unless each of Service1st and the Company agree to extend the duration of the Service1st Merger Agreement to another date, in which case the Expiration Date shall be extended to such date. For the avoidance of any doubt, none of the terms of this Warrant Agreement shall supersede, amend or replace in any manner whatsoever any term of the Prior Warrant Agreement until such time as the conditions set forth in subsections (i), (ii) and (iii) of this Section 7.11 have been satisfied, which must occur before the Expiration Date, and this Agreement shall not become operative at any time or for any reason whatsoever if the condition set forth in subsection (ii) does not occur on or prior to October 12, 2010.
[Remainder of page intentionally left blank; signature page immediately follows.]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

WESTERN LIBERTY BANCORP
By:	/s/ Daniel B. Silvers
	Name:	Daniel B. Silvers
	Title:	President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ Mark B. Zimkind
	Name:	Mark B. Zimkind
	Title:	Vice President

EXHIBIT A
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.